UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________
FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	72-1123385
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

9320 Lakeside Boulevard, Suite 100 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series D Junior Participating Preferred Stock	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

NEWPARK RESOURCES, INC.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1.        Description of Registrant’s Securities to be Registered.

Newpark Resources, Inc. (the “Company”) previously filed a Registration Statement on Form 8-A (the “Registration Statement”) with the Securities and Exchange Commission on May 28, 2020 relating to that certain Rights Agreement dated as of May 27, 2020, by and between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent (as amended, the “Rights Agreement”). On May 1, 2021, in accordance with the terms of the Rights Agreement, the rights (“Rights”) issued thereunder expired. This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement, and is being filed by the Company to deregister the Rights.
On May 20, 2021, the Company filed with the office of the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), which, effective upon filing, eliminated from the Company’s Restated Certificate of Incorporation all matters set forth in the Company’s Certificate of Designation, Preferences, and Rights of Series D Junior Participating Preferred Stock of Newpark Resources, Inc. (the “Series D Junior Participating Preferred Stock”), as filed with the Secretary of State of the State of Delaware on May 28, 2020. The 120,000 shares of preferred stock previously designated as Series D Junior Participating Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation. The Company’s stockholders are not required to take any action as a result of the expiration of the Rights Agreement. No shares of the Series D Junior Participating Preferred Stock were issued and outstanding at the time of filing of the Certificate of Elimination.
The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is filed with this Registration Statement on Form 8-A/A as Exhibit 3.1 and is incorporated by reference herein.

Item 2.        Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
3.1
Certificate of Elimination of Series D Junior Participating Preferred Stock of Newpark Resources, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-02960) filed by Newpark Resources, Inc. with the SEC on May 24, 2021).

4.1
Rights Agreement dated as of May 27, 2020, by and between Newpark Resources, Inc. and Broadridge Corporate Issuer Solutions, Inc., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-02960) filed by Newpark Resources with the SEC on May 28, 2020).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NEWPARK RESOURCES, INC.
(Registrant)

Date:	May 24, 2021	By:	/s/ E. Chipman Earle
E. Chipman Earle
VP, General Counsel and Corporate Secretary
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